Exhibit 99.2

Fourth Quarter & Full Year Financial & Operating Results

January 24, 2023

4Q 2022 EARNINGS

This supplemental information regarding the financial and operating results of Verizon Communications Inc. (Verizon) for the fourth quarter and full year ended December 31, 2022 contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Discussion of factors that may affect future results is included at the end of this document and is also contained in Verizon's filings with the U.S. Securities and Exchange Commission.

Mobility
4Q 2022 Operating Metrics

2.7M
Wireless retail postpaid phone gross adds
(down 3.9% Y/Y)

6.2M
Wireless postpaid upgrades
(down 8.4% Y/Y)

$128.02
Consumer postpaid ARPA
(up 3.2% Y/Y)

22.7M
Total prepaid connections

Wireless retail postpaid phone net adds* (K)

558
(36)
12
8
217
4Q 2021
1Q 2022
2Q 2022
3Q 2022
4Q 2022
Consumer
41K
Business
176K

Postpaid phone churn

Consumer
0.86%
Business
1.06%
0.81%
0.83%
0.81%
0.92%
0.89%
4Q 2021
1Q 2022
2Q 2022
3Q 2022
4Q 2022

* Includes certain adjustments.
Note: Net adds and churn exclude the impact of the 3G network shutdown.

Sequential improvement in phone churn

© 2023 Verizon

Overall, total wireless retail postpaid net additions of 1,434 thousand for the fourth quarter 2022 was our best single quarter performance in 7 years. This success was driven by strong Fixed Wireless Access momentum, tablet and wearables adoption, and sequential improvement in phone net additions.

•Fourth quarter 2022
◦Postpaid phone gross additions of 2,703 thousand, down 3.9% year over year.
◦Postpaid phone churn of 0.89%, up 8 basis points year over year.
◦Postpaid phone net additions of 217 thousand, compared to 558 thousand for the fourth quarter 2021.

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•Full year 2022
◦Postpaid phone gross additions of 9,804 thousand, up 2.3% year over year.
◦Postpaid phone churn of 0.86%, up 9 basis points year over year.
◦Postpaid phone net additions of 201 thousand, down 883 thousand year over year.

As a reminder, we fully decommissioned our 3G network at the end of the fourth quarter 2022. As a result, approximately 909 thousand wireless retail postpaid connections (576 thousand Consumer and 333 thousand Business connections), including 392 thousand wireless postpaid phone connections (180 thousand Consumer and 212 thousand Business connections), and 237 thousand retail prepaid connections were removed from the customer base. The impact of the 3G network shutdown has been excluded for purposes of calculating wireless retail net additions and wireless churn for the fourth quarter and full year 2022.

Verizon Consumer Group delivered 41 thousand postpaid phone net additions for the fourth quarter. Postpaid phone gross additions were down 5.6% for the fourth quarter due to a softer overall switching environment, but were offset by strong postpaid phone churn of 0.86%. Postpaid phone churn improved sequentially while it historically increases from the third to fourth quarter. For the full year 2022, Consumer reported postpaid phone net losses of 655 thousand.

In the Consumer segment, driving accretive step ups through our premium unlimited migrations is a critical lever for overall mobility growth. We ended the year with nearly 45% premium plan penetration, an increase of 3% compared to the end of third quarter 2022. Premium mix adoption, along with administrative fee and metered price increases, contributed to average revenue per account (ARPA) of $128.02 for the fourth quarter, which was up 3.2% year over year. Consumer ARPA for the full year 2022 was $125.97, a 3.0% increase compared to 2021.

We had prepaid net losses of 175 thousand for the fourth quarter 2022. The losses were driven by softness in gross additions, partially attributed to some of the more aggressive postpaid plans in the market. Prepaid churn for the fourth quarter was 4.90%, up 100 basis points sequentially. Some of the incremental churn pressures during the quarter were part of our deliberate brand rationalization strategy within TracFone Wireless, Inc. (TracFone) to focus on brands that can generate more long term profitable growth.

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In 2023, we are focused on unlocking further synergies from the integration of TracFone by shifting TracFone customers on other carriers' networks onto Verizon's network. As of the end of 2022, 81% of TracFone customers were on Verizon's network, an improvement from 68% as of the end of 2021. We are on track to have the majority of the migration completed by the end of 2023.

Verizon Business delivered 176 thousand phone net additions for the fourth quarter 2022, marking the sixth consecutive quarter of delivering more than 150 thousand net additions. We saw strong results across each of our customer groups within our Business segment, with the strongest results delivered within Small and Medium Business.

Verizon Business reported 856 thousand phone net additions for the full year 2022, which is a record high since the creation of the Business reporting unit several years ago.

Broadband
4Q 2022
Operating Metrics

Now serving 17M+ Fios open for sale & 40M+ fixed wireless HHs covered

59K
Fios internet net adds

$3.2B
Total Fios revenue
(up 0.5% Y/Y)

Broadband net adds* (K)

106
78
28
229
194
35
268
256
12
377
342
35
416
379
37
4Q 2021
1Q 2022
2Q 2022
3Q 2022
4Q 2022
Fixed Wireless
Wireline (Fios + DSL)

FWA net adds* (K)

78
38
40
194
112
82
256
168
88
342
234
108
379
262
117
4Q 2021
1Q 2022
2Q 2022
3Q 2022
4Q 2022
Consumer
Business

* Includes certain adjustments.

Best broadband net add performance in over a decade

© 2023 Verizon

Total broadband net additions were 416 thousand for the quarter, reflecting strong demand across both our Fios and Fixed Wireless Access (FWA) products. Our fourth quarter broadband net additions were our best quarterly result in more than a decade. We had approximately 1.3 million broadband net additions for the year.

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The growth of FWA continued through the fourth quarter with 379 thousand net additions. We experienced sequential quarterly net addition growth in FWA throughout 2022 and believe that this trend will continue into 2023.

We had 59 thousand Fios internet net additions for the fourth quarter 2022 demonstrating strong demand for this product, despite lower mover activity in the market. The results also benefited from our best fourth quarter Fios internet churn performance in six years. In addition, we achieved our annual Fios open for sale target adding more than 550 thousand new locations during the year and reaching more than 17.1 million locations as of the end of 2022.

Consolidated Revenue Summary

Total revenue ($B)

Total Wireless service revenue* ($B)

3.5% Y/Y
$34.1
$35.3
$26.7
$27.6
4Q 2021
4Q 2022
2.4% Y/Y
$133.6
$136.8
$110.4
$109.6
2021
2022
Wireless equipment
Service & other
5.9% Y/Y
$17.8
$18.8
4Q 2021
4Q 2022
8.6% Y/Y
$68.5
$74.4
2021
2022

* Sum of Consumer and Business segments.
Note: Consolidated results include Verizon Media until September 1, 2021 and the acquisition of TracFone Wireless, Inc. on November 23, 2021.

Achieved full year financial guidance

© 2023 Verizon

Consolidated total operating revenue was $35.3 billion for the fourth quarter, up 3.5% year over year. Revenue growth was driven by both service and other revenue, which was up 3.3% year over year, and equipment revenue, which was up 4.1% year over year.

Total operating revenue for the full year 2022 was $136.8 billion, a 2.4% increase compared to 2021. Operating revenue growth was driven by wireless equipment revenue, which was up 17.5% for the full year 2022 compared to 2021, and offset by a service and other revenue decline of 0.7%. The result included the net impacts of the divestiture of Verizon Media Group and the acquisition of TracFone in 2021.

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Total Wireless service revenue3 grew 5.9% for the fourth quarter and 8.6% for the full year 2022, compared to the similar periods in 2021. Wireless service revenue benefited from unlimited plan migrations, strong fourth quarter postpaid net additions, and pricing actions that we began implementing in June of 2022. The result for the full year and fourth quarter 2021 included a partial contribution from the acquisition of TracFone completed in November 2021. Amortization of handset promotion costs continues to increase and is a headwind to wireless service revenue; we continue to look for opportunities to be more efficient in our go-to-market approach.

Consolidated Earnings Summary

	4Q 2022	2022
Reported EPS	**$1.56**	**$5.06**
Special items:		
Amortization of acquisition-related intangible assets	$0.02	$0.15
Net severance, pension and benefits credits	($0.40)	($0.25)
Early debt redemption costs	—	$0.22
Adjusted EPS[(1)]	**$1.19**	**$5.18**

(1) Non-GAAP measure.
Note: Amounts may not add due to rounding.

© 2023 Verizon

Consolidated net income was $6.7 billion for the fourth quarter 2022, up 41.4% year over year. Consolidated net income was $21.7 billion for the full year 2022, down 3.8% compared to 2021.

Consolidated Adjusted EBITDA1 was $11.7 billion for the fourth quarter 2022, down 0.2% year over year. Full year Consolidated Adjusted EBITDA1 was $47.9 billion, down 1.1% year over year. Wireless service revenue growth was offset by higher promotional expense, declines in high margin wireline business, and inflationary cost pressures.

Earnings per share (EPS) for the fourth quarter 2022 was $1.56, resulting in full year earnings per share of $5.06.

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Reported fourth quarter earnings include a pre-tax net gain from special items of approximately $2.1 billion. This includes a net pre-tax benefit of approximately $2.5 billion related to a mark-to-market adjustment for our pension and Other Post Employee Benefits (OPEB) liabilities, a $304 million charge related to severance and the impacts of amortization of intangible assets related to TracFone and other acquisitions of $115 million.

Excluding the effects of these special items, Adjusted EPS1 for the fourth quarter 2022 was $1.19, a decrease of 10.5% year over year, driven by higher interest expense, depreciation, and lower OPEB income. Adjusted EPS1 for the full year 2022 was $5.18, a decline of 5.8% year over year2 .

Consumer Revenue Summary

Total revenue ($B)

4.2% Y/Y
$25.7
$26.8
$19.4
$20.2
4Q 2021
4Q 2022
Wireless equipment
Service & other

8.6% Y/Y
$95.3
$103.5
$75.5
$80.3
2021
2022

Total Wireless service revenue ($B)

6.1% Y/Y
$14.6
$15.5
4Q 2021
4Q 2022

9.6% Y/Y
$56.1
$61.5
2021
2022

Note: Results include the acquisition of TracFone Wireless, Inc. which was completed on November 23, 2021.

Healthy underlying core wireless service revenue growth

© 2023 Verizon

Consumer service and other revenue for the fourth quarter was $20.2 billion, up 4.5%, compared to the similar period in 2021. For the full year, Consumer service and other revenue was $80.3 billion, up 6.4% year over year. Wireless service revenue was the main driver of this increase, benefiting from organic growth, the inclusion of TracFone results, and pricing actions implemented in the second half of 2022.

Consumer wireless service revenue was $15.5 billion for the fourth quarter 2022, a 6.1% increase compared to the fourth quarter 2021, which included a

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partial quarter contribution from TracFone. Consumer wireless service revenue for the full year 2022 grew 9.6% year over year, driven by premium adoption, overall postpaid connection growth, pricing actions implemented in the second half of 2022, and the inclusion of TracFone results.

Consumer Fios revenue for the fourth quarter 2022 was $2.9 billion, flat year over year, and $11.6 billion for the full year 2022, up 0.6%, compared to 2021. Consumer Fios internet customer growth continues to fuel total Fios revenue and is offset primarily by the decline in video connections, consistent with trends we see across the industry.

Consumer operating income was $7.0 billion for the fourth quarter, down 4.4% year over year, resulting in operating income margin of 26.3%. Full year Consumer operating income was $28.8 billion, down 3.7% year over year, resulting in operating income margin of 27.9%.

Segment EBITDA1 was $10.1 billion for the fourth quarter and $41.6 billion for the full year 2022, down 2.0%, and 0.2%, respectively, compared to similar periods in 2021. The decline in the fourth quarter can be attributed to higher promotional expense related to device subsidies. Consumer Segment EBITDA margin1 was 37.9% for the fourth quarter and 40.2% for the full year 2022, down 350 basis points compared to full year 2021, due in part to the inclusion of TracFone results.

Business Revenue Summary

Total revenue ($B)

1.2% Y/Y
$7.8
$0.7
$1.5
$2.5
$3.1
$7.9
$0.7
$1.5
$2.4
$3.3
4Q 2021
4Q 2022
0.1% Y/Y
$31.0
$2.7
$6.3
$10.2
$11.8
$31.1
$2.6
$6.1
$9.7
$12.6
2021
2022
Small and Medium Business
Global Enterprise
Public Sector and Other
Wholesale

Total Wireless service revenue ($B)

4.7% Y/Y
$3.1
$3.3
4Q 2021
4Q 2022
3.9% Y/Y
$12.4
$12.8
2021
2022

Note: Amounts may not add due to rounding.

Enterprise and SMB driving wireless service revenue growth

© 2023 Verizon

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Operating revenue for the Business segment was $7.9 billion for the fourth quarter 2022, up 1.2% year over year. Growth was primarily driven by Small and Medium Business mobility, partially offset by wireline declines. Full year Business operating revenue was $31.1 billion, flat year over year, as strong wireless performance was offset by wireline declines.

Business Wireless service revenue was up 4.7% for the fourth quarter and 3.9% for the full year 2022. This growth was driven predominantly by the continued momentum in adding more customers onto the platform. Excluding one-time benefits in the quarter, underlying wireline trends remain consistent with the prevailing macro pressures in this market.

Business operating income was $0.6 billion for the fourth quarter 2022, down 26.5% year over year, resulting in operating income margin of 7.4%. For the full year Business operating income was $2.6 billion, down 23.5% year over year, resulting in operating income margin of 8.5%.

Segment EBITDA1 was $1.7 billion for the fourth quarter 2022, down 8.2% year over year, reflecting higher subsidies due to increased activations and sales-related expense as well as declines in high margin wireline revenues. Business Segment EBITDA margin1 was 21.3% for the quarter and 22.3% for the full year 2022, down 190 basis points compared to full year 2021.

Consolidated Cash Flow Summary

($ in billions)	2021	2022
Cash flow from operations	$39.5	**$37.1**
Capital expenditures	$20.3	**$23.1**
Free cash flow[1]	$19.3	**$14.1**
Dividends paid	$10.4	**$10.8**
Total debt	$150.9	**$150.6**
Unsecured debt	*$136.7*	*$130.6*
Cash and cash equivalents	*$2.9*	*$2.6*
Net unsecured debt[1]	*$133.7*	*$128.0*
Net unsecured debt to adjusted EBITDA[1]	2.8x	**2.7x**

(1) Non-GAAP measure.
Note: Amounts may not add due to rounding.

Strong cash generation supported peak network investment and continued dividend growth

© 2023 Verizon

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Strong cash generation in 2022 allowed us to invest in our business as well as increase our dividend for the 16th consecutive year, while maintaining a healthy balance sheet.

Cash flow from operating activities for 2022 totaled $37.1 billion, compared to $39.5 billion for the prior year period. The change was primarily driven by higher device payment receivables as our device payment portfolio increased by approximately $5 billion during 2022.

Capital spending for the year totaled $23.1 billion, an increase of $2.8 billion compared to 2021. This increase was driven entirely by our C-Band spectrum build-out which totaled $6.2 billion in 2022, up from $2.1 billion in 2021, while business-as-usual capital spending declined by $1.3 billion to $16.9 billion in 2022. C-Band-related investments peaked in 2022, and we expect capital intensity to begin to decline in 2023 with less than $1.8 billion remaining to complete the incremental $10 billion of C-Band-related capital spending that we announced at our 2021 investor day.

The net result of cash flow from operations and capital spending is free cash flow1 of $14.1 billion for the full year 2022.

Our financing strategy of keeping short term maturities to a minimum was helpful in minimizing our debt financing activities in the higher interest rate environment in 2022. Total unsecured debt for the quarter was $130.6 billion, an improvement of $0.8 billion compared to the third quarter and $6.0 billion lower year over year. We exited the year with net unsecured debt1 of $128.0 billion, a $1.3 billion improvement compared to the end of the third quarter and $5.7 billion lower year over year. This resulted in net unsecured debt to Adjusted EBITDA ratio1 of 2.7x as of the end of 2022, compared with 2.8x at the end of 2021.

We ended the year with approximately $400 million of additional interest expense than we initially anticipated. Despite the pressure on consumers from higher interest rates and inflation, we continue to see payment trends that remain at or better than pre-pandemic levels due to the quality of our postpaid customer base.

We have only $1.5 billion of unsecured notes maturing in 2023, and we are confident that our cash flow generation and balance sheet put us in a strong position moving forward.

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Notes
1 Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).

2 Adjusted EPS for the prior year period has been reclassified to conform to current period presentation.

3 Total Wireless service revenue represents the sum of Consumer and Business segments

Forward-looking statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “plans” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of competition in the markets in which we operate, including any inability to successfully respond to competitive factors such as prices, promotional incentives and evolving consumer preferences; failure to take advantage of, or respond to competitors' use of, developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation in the markets in which we operate; cyber attacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions, acts of war, terrorist attacks or other hostile acts and any resulting financial or reputational impact; the impact of public health crises on our operations, our employees and the ways in which our customers use our networks and other products and services; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors, public health crises or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

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Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	12 Mos. Ended 12/31/22	3 Mos. Ended 12/31/22	3 Mos. Ended 9/30/22	3 Mos. Ended 6/30/22	3 Mos. Ended 3/31/22	12 Mos. Ended 12/31/21	3 Mos. Ended 12/31/21	3 Mos. Ended 9/30/21	3 Mos. Ended 6/30/21	3 Mos. Ended 3/31/21

Consolidated Net Income	$21,748	$6,698	$5,024	$5,315	$4,711	$22,618	$4,737	$6,554	$5,949	$5,378
Add:
Provision for income taxes	6,523	2,113	1,496	1,542	1,372	6,802	1,407	1,820	1,875	1,700
Interest expense	3,613	1,105	937	785	786	3,485	739	801	844	1,101
Depreciation and amortization expense (1)	17,099	4,218	4,324	4,321	4,236	16,206	4,051	3,961	4,020	4,174
Consolidated EBITDA	$48,983	$14,134	$11,781	$11,963	$11,105	$49,111	$10,934	$13,136	$12,688	$12,353

Add/(subtract):
Other (income) expense, net (2)	$(1,373)	$(2,687)	$439	$(49)	$924	$(312)	$860	$(269)	$(502)	$(401)
Equity in losses (earnings) of unconsolidated businesses (3)	(44)	(4)	(2)	(41)	3	(145)	(135)	(1)	(1)	(8)
Severance charges	304	304	—	—	—	209	106	103	—	—
Loss on spectrum licenses	—	—	—	—	—	223	—	—	—	223
Net gain from disposition of business	—	—	—	—	—	(706)	—	(706)	—	—
	(1,113)	(2,387)	437	(90)	927	(731)	831	(873)	(503)	(186)
Consolidated Adjusted EBITDA	$47,870	$11,747	$12,218	$11,873	$12,032	$48,380	$11,765	$12,263	$12,185	$12,167
Consolidated Adjusted EBITDA - Year Over Year Change	(1.1)%	(0.2)%
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets.
(2) Includes Pension and benefits remeasurement adjustments and Early debt redemption costs, where applicable.
(3) Includes Net gain from disposition of assets, where applicable.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	12/31/22	9/30/22	12/31/21

Debt maturing within one year	$9,963	$14,995	$7,443
Long-term debt	140,676	132,912	143,425
Total Debt	150,639	147,907	150,868
Less Secured debt	20,008	16,510	14,202
Unsecured Debt	130,631	131,397	136,666
Less Cash and cash equivalents	2,605	2,082	2,921
Net Unsecured Debt	$128,026	$129,315	$133,745
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.7x		2.8x
Unsecured Debt - Quarter over quarter change	$(766)
Unsecured Debt - Year over year change	$(6,035)
Net Unsecured Debt - Quarter over quarter change	$(1,289)
Net Unsecured Debt - Year over year change	$(5,719)

Verizon Communications Inc.

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 12/31/22				3 Mos. Ended 12/31/21
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.56				$1.11
Amortization of acquisition-related intangible assets	$115	$(34)	$81	0.02	$135	$(33)	$102	0.02
Severance, pension and benefits credits	(2,214)	552	(1,662)	(0.40)	(1,103)	268	(835)	(0.20)
Early debt redemption costs	—	—	—	—	2,409	(629)	1,780	0.43
Net gain from disposition of asset	—	—	—	—	(131)	30	(101)	(0.02)
	$(2,099)	$518	$(1,581)	$(0.38)	$1,310	$(364)	$946	$0.23
Adjusted EPS				$1.19				$1.33
Year over year change %				(10.5)%
Footnotes:
Adjusted EPS may not add due to rounding.
Certain amounts have been reclassified to conform to the current period presentation.

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	12 Mos. Ended 12/31/22				12 Mos. Ended 12/31/21
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$5.06				$5.32
Amortization of acquisition-related intangible assets	$826	$(214)	$612	0.15	$594	$(145)	$449	0.11
Severance, pension and benefits credits	(1,371)	339	(1,032)	(0.25)	(2,170)	539	(1,631)	(0.39)
Early debt redemption costs	1,241	(316)	925	0.22	3,541	(917)	2,624	0.63
Net gain from disposition of asset and business	—	—	—	—	(837)	—	(837)	(0.20)
Loss on spectrum licenses	—	—	—	—	223	(56)	167	0.04
	$696	$(191)	$505	$0.12	$1,351	$(579)	$772	$0.19
Adjusted EPS				$5.18				$5.50
Year over year change %				(5.8)%
Footnotes:
Adjusted EPS may not add due to rounding.
Certain amounts have been reclassified to conform to the current period presentation.

Free Cash Flow
(dollars in millions)
Unaudited	12 Mos. Ended 12/31/22	12 Mos. Ended 12/31/21

Net Cash Provided by Operating Activities	$37,141	$39,539
Capital expenditures (including capitalized software)	(23,087)	(20,286)
Free Cash Flow	$14,054	$19,253

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/22	3 Mos. Ended 12/31/21	12 Mos. Ended 12/31/22	12 Mos. Ended 12/31/21

Operating Income	$7,028	$7,349	$28,846	$29,955
Add Depreciation and amortization expense	3,111	3,000	12,716	11,679
Segment EBITDA	$10,139	$10,349	$41,562	$41,634
Year over year change %	(2.0)%		(0.2)%

Total operating revenues	$26,770	$25,697	$103,506	$95,300
Operating Income Margin	26.3%	28.6%	27.9%	31.4%
Segment EBITDA Margin	37.9%	40.3%	40.2%	43.7%
Segment EBITDA Margin - Year Over Year Change			(350) bps

Business

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/22	3 Mos. Ended 12/31/21	12 Mos. Ended 12/31/22	12 Mos. Ended 12/31/21

Operating Income	$585	$796	$2,631	$3,437
Add Depreciation and amortization expense	1,098	1,038	4,312	4,084
Segment EBITDA	$1,683	$1,834	$6,943	$7,521
Year over year change %	(8.2)%		(7.7)%

Total operating revenues	$7,900	$7,810	$31,072	$31,042
Operating Income Margin	7.4%	10.2%	8.5%	11.1%
Segment EBITDA Margin	21.3%	23.5%	22.3%	24.2%
Segment EBITDA Margin - Year Over Year Change			(190) bps